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                                                                    EXHIBIT 99.1


                                  PRESS RELEASE


NEWS For Immediate Release

CONTACTS
Catharina Sundelin
Director of Information & Investor Relations Telelogic AB
Phone: +46 40-17 47 30
E-mail: catharina.sundelin@telelogic.com


Telelogic AB Completes Acquisition of Continuus Software Corporation

MALMO, SWEDEN -- DECEMBER 11, 2000 -- Telelogic AB (Stockholm Stock Exchange:
TLOG) announced today that it completed its acquisition of Continuus Software Corporation by merging its acquisition subsidiary into Continuus Software Corporation. As a result of the merger, which became effective Friday, December 8, 2000, each outstanding share of Continuus Software Corporation common stock not owned by Telelogic AB was converted into the right to receive $3.46 in cash, without interest. Continuus Software Corporation ceased to be listed on NASDAQ as of the close of business on Friday, December 8, 2000. Continuus Software Corporation stockholders who hold their stock certificates will receive notice in the mail regarding the process to surrender their shares for cash. Continuus Software Corporation stockholders whose shares are held through banks or brokers will receive information about their holdings from those institutions.

ABOUT TELELOGIC

Telelogic is established in thirteen countries under its own name, and a further 20 countries through distributors. It leads the market in development environments for advanced software, especially in real-time applications. By offering high quality graphical development tools and related services, Telelogic makes the development of software more rapid, less labor intensive, and more reliable.

The company has a global client base, including all the top 10 communication suppliers such as Alcatel, Cisco, Ericsson, Fujitsu, Hewlett-Packard, Lucent, Motorola, NEC, Nokia, Nortel Networks and Siemens, as well as a number of leading suppliers within automotive and aerospace.

The software market is moving towards more visual programming methods, and Telelogic leads in the production of the next generation of development tools, in this area. Telelogic is well prepared to deliver rapid and complete solutions for the complex challenges faced by the real-time industry.

For more information about Telelogic, please visit www.telelogic.com.



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ABOUT CONTINUUS

Continuus Software Corporation is the leading provider of eAsset Management solutions. eAsset Management enables organizations to develop, enhance, deploy and more effectively manage their teams building Internet and enterprise software and content-based systems. Continuus products enable organizations to improve the quality of their eAssets and to reduce the time it takes to deliver Internet and software applications. Continuus offers eAsset Management solutions, consisting of Continuus CM Synergy, Continuus WebSynergy, Continuus ChangeSynergy, and Continuus KnowledgeSynergy, designed to support the collaborative development, management, approval and deployment of the most complex and demanding software, Internet applications and Web content.

The company also offers its customers professional services through the eAsset foundation methodology that include consulting, training and maintenance services to facilitate successful implementations. Continuus has licensed its products to more than 585 customers, 1,000 sites and 60,000 users worldwide.

For more information on Continuus: in the United States, call 949.830.8022; in Canada, call 613.751.4499; in the United Kingdom, call 44.1344.788.100; in Germany, call 49.89.54.8880; in France, call 33.1.69.59.1616; in Australia call 61.2.9904.6033, or visit its Web site at www.continuus.com.

INFORMATION REGARDING STOCKHOLDERS' FORFEITURE OF CERTIFICATES FOR CASH CAN BE OBTAINED BY CONTACTING D.F. KING & CO., THE INFORMATION AGENT, AT (800) 714-3311.


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